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Exhibit 15--Letter Re: Unaudited Interim Financial Information




Board of Directors
AmSouth Bancorporation



We are aware of the incorporation by reference in the Registration Statement (Form S-3) of AmSouth Bancorporation for the registration of up to $500,000,000 of debt or equity securities of our reports dated May 9, 1997, August 14, 1997 and November 14, 1997 relating to the unaudited consolidated interim financial statements of AmSouth Bancorporation which are included in its Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                        /s/ Ernst & Young LLP



Birmingham, Alabama
January 8, 1998